EXHIBIT 99.1

Sucampo Reports Second Quarter 2017 Financial Results

Patent Issued for Pipeline Compound VTS-270 for Niemann-Pick Disease Type C1

Diluted EPS Loss of $3.92 Resulting from $186.6M IP R&D Second Quarter Charge Due to Accounting Treatment of Vtesse Inc. Acquisition; EPS were $0.28 on an Adjusted Diluted Basis Excluding IP R&D Charge and Other Adjustments*

CPP-1X/Sulindac Phase 3 Trial for the Treatment of Familial Adenomatous Polyposis Continues After Planned Interim Futility Analysis

Company Reiterates 2017 Guidance

Company to Host Conference Call Today at 8:30 a.m. ET

ROCKVILLE, Md., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the second quarter ended June 30, 2017.

Summary of Results	Q2-17 GAAP Basis	Q2-17 Adjusted Basis*	Q2-17 Adjusted vs. Q1-17 Adjusted
Revenue	$59.9M	$59.9M	6%
Net Income (loss)	($181.2M)	$16.5M	27%
EPS – Diluted	($3.92)	$0.28	22%
EBITDA	($169.3M)	$27.4M	(2%)

“We had a strong second quarter, bolstered by our financial results and the acquisition of Vtesse Inc., through which we acquired VTS-270 for Niemann-Pick Disease Type C1,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo. “VTS-270 is being developed to potentially provide necessary treatment for patients and families living with NPC-1, a devastating and ultimately fatal neurological disorder. The recent issuance of a U.S. patent for VTS-270 strengthens the IP position of the product by distinguishing it from other hydroxypropyl beta-cyclodextrin products, and is further evidence of VTS-270’s strong profile and differentiated composition.  In addition to this, an Independent Data Monitoring Committee found no reason to advise discontinuation of the ongoing phase 3 development of CPP-1X/sulindac by Cancer Prevention Pharmaceuticals, Inc. to treat Familial Adenomatous Polyposis, after a planned interim futility analysis.  Finally, we’re excited to welcome Dr. Karen Smith to our Board of Directors.”

For the three months ended June 30, 2017, Sucampo reported year-over-year total revenue growth of 15% to $59.9 million.  Product sales revenue increased to $34.2 million, representing year-over-year growth of 21%, and product royalty revenue grew 10% year-over-year to $20.6 million.

Sucampo reported a GAAP net loss of $181.2 million, or ($3.92) per diluted share, during the second quarter of 2017, compared to a GAAP net loss of $0.8 million, or ($0.02) per diluted share, during the second quarter of 2016.  The company recorded a one-time In-Process Research and Development (IP R&D) charge of $186.6 million in connection with the acquisition.  This is due to the early adoption of recent business combination accounting guidance.  Accordingly, the Company has determined the acquisition does not meet the definition of a business and thus should be accounted for as an asset acquisition.  As the asset represents a phase 2b/3 asset, pre-FDA approval, the Company has expensed the asset in accordance with the latest accounting standards.  By treating the acquisition as an asset acquisition, the Company has removed the future P&L impact associated with ongoing amortization of the acquired intellectual property, reduced audit and valuation costs associated with the business combination and simplified the go-forward accounting.

Sucampo reported adjusted net income (as defined below) of $16.5 million, or $0.28 per diluted share, during the second quarter of 2017, compared to adjusted net income of $10.3 million, or $0.24 per diluted share, during the second quarter of 2016.

Corporate

  Acquired Vtesse Inc. (Vtesse), a privately-held rare disease company, for upfront consideration of $200.0 million, net of cash acquired. Sucampo funded the acquisition through the issuance of 2,782,676 shares of Sucampo Class A common stock and $170.0 million of cash on hand; no external financing was utilized. The acquisition provided Sucampo with VTS-270, currently in a pivotal study for the treatment of Niemann-Pick Disease Type C1 (NPC-1), with results expected in mid-2018.  Effective treatment of NPC remains a high unmet need, with no approved products for patients in the U.S.  VTS-270 has been granted orphan drug designation in both the U.S. and Europe.  The acquisition of Vtesse was treated as an asset acquisition for accounting purposes.
  Secured an issued patent for VTS-270 from the U.S. Patent and Trademark Office. The patent, U.S. No. 9,675,634, relates to proprietary cyclodextrin compositions with a specific fingerprint and purity profile that distinguish VTS-270 from other HPβCD products.
  CPP-1X/sulindac, currently in phase 3 development with Cancer Prevention Pharmaceuticals (CPP), recently passed a pre-specified interim futility analysis. In 2016, Sucampo acquired an exclusive option to license CPP-1X/sulindac for North America. CPP-1X/sulindac is a combination therapy which is used to treat Familial Adenomatous Polyposis (FAP).  A predominately genetic disease, FAP develops into colon cancer if left untreated in 100% of patients. CPP-1X/sulindac was granted orphan designation in the U.S. and Europe. FAP prevalence is estimated to be 1 in 10,000 or approximately 30,000 patients in the U.S. There are currently no approved treatments for FAP and no known products in late-stage development.
  Filed an sNDA in July with the U.S. Food and Drug Administration for the approval of AMITIZA for pediatric functional constipation in 10-17 year old patients, based on supporting data and pronounced efficacy in this age group.
  Karen Smith, M.D., Ph.D., M.B.A., LLM., joined the Company’s Board of Directors on July 15.  Dr. Smith is Executive Vice President, R&D, and Chief Medical Officer at Jazz Pharmaceuticals.  Dr. Smith brings to Sucampo over 25 years of senior leadership and executive experience with both major pharmaceutical companies and start-up biotechnology organizations. Her product development expertise spans various therapeutic areas and includes over 15 major drug and device approvals in North and Latin America, Asia, Europe and Australia at companies such as Allergan, AstraZeneca, Bristol-Myers Squibb and Boron Molecular.

AMITIZA

United States

  AMITIZA total prescriptions in the second quarter of 2017 were 381,097, as reported by IMS, an increase of 4% compared to the second quarter of 2016.  Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 9% to $110.7 million for the second quarter of 2017, compared to $101.7 million in the same period in 2016.   The increase was due to strong execution of AMITIZA marketing and selling by our partner Takeda, as well as overall growth in the branded chronic constipation market.
  Royalty revenue was $20.6 million in the second quarter of 2017 compared to $18.7 million in the same period in 2016, an increase of 10%. The increase was due to higher Takeda reported AMITIZA net sales which were primarily driven by price and volume increases.

Global Markets

  In Japan, Sucampo’s revenue from sales of AMITIZA to Mylan was $18.6 million for the second quarter of 2017, compared to $14.6 million in the same period in 2016, an increase of 27%.  Unit volume as reported by Mylan grew 24% for the second quarter of 2017 compared to the second quarter of 2016, to 39.9 million units versus 32.1 million units.  AMITIZA’s growth in Japan continues to reflect the strong unmet need in the region for effective treatments for chronic constipation, and Mylan’s continued strong market execution.

Second Quarter 2017 Financial Review

  Total revenues were $59.9 million for the second quarter of 2017 compared to $52.0 million in the same period in 2016, an increase of $7.9 million or 15%.  The increase was primarily due to higher AMITIZA sales in Japan.
  EBITDA (as defined below) was ($169.3) million for the second quarter of 2017 compared to EBITDA of $17.9 million for the same period in 2016, a decrease of $187.2 million.  Adjusted EBITDA (as defined below) was $27.4 million for the second quarter of 2017 compared to $25.0 million in the same period in 2016, an increase of 10%.
  On a GAAP basis, Sucampo reported a net loss of $181.2 million and diluted EPS of ($3.92) during the second quarter of 2017 compared to a net loss of $0.8 million and a diluted EPS of ($0.02) in the same period in 2016. Adjusted net income (as defined below) was $16.5 million, or $0.28 per diluted share, during the second quarter of 2017, compared to adjusted net income of $10.3 million, or $0.24 per diluted share, in the second quarter of 2016.
  Cost of goods sold was $17.0 million for the second quarter of 2017 compared to $20.4 million for the same period in 2016, a decrease of $3.3 million or 16%. The decrease was primarily due to inventory step up expense in the second quarter of 2016 associated with the acquisition of R-Tech Ueno. Excluding intangible asset amortization of $6.7 million in the second quarter of 2017 and intangible asset amortization of $6.3 million and inventory step up of $6.3 million in the second quarter of 2016, cost of goods sold was $10.3 million in the second quarter of 2017, compared to $7.7 million in the second quarter of 2016, an increase of 33%.  The increase was mainly due to higher AMITIZA sales in Japan and the impact of foreign currency fluctuations.
  Gross margin, calculated as product sales revenue less cost of goods sold as a percentage of product sales revenue, was 50% for the second quarter of 2017 compared to 28% for the same period in 2016, an increase of 22%. The increase was primarily due to the inclusion of inventory step up cost in the second quarter of 2016.  Excluding intangible asset amortization of $6.7 million in the second quarter of 2017, gross margin was 70% in the second quarter of 2017 compared to 73% in the second quarter of 2016, a decrease of 3%, which is mainly due to higher AMITIZA sales in Japan and the impact of foreign currency fluctuations.
  Research and development, general and administrative, and selling and marketing expenses were $218.7 million for the second quarter of 2017 compared to $24 million for the same period in 2016, an increase of $194.7 million.  Excluding Vtesse IP R&D one-time expense of $186.6 million in the second quarter of 2017, research and development, general and administrative, and selling and marketing expenses were $32.1 million in the second quarter of 2017, an increase of $8.1 million or 34%.  The increase was primarily due to CPP R&D expense of $4.5 million, which was paid upon the successful futility readout and the inclusion of Vtesse R&D related expense in second quarter of 2017.
  The effective tax rate for the second quarter of 2017 was (1%), compared to 6% in the same period in 2016.  The slight fluctuation year over year is due to the Vtesse acquisition and the shift in profit split among the Company’s geographical regions.
  At June 30, 2017, cash, cash equivalents, and restricted cash were $84.9 million compared to $198.5 million at December 31, 2016.  This decrease is primarily due to the acquisition of Vtesse.  At June 30, 2017 and December 31, 2016, notes payable were $291.5 million and $290.5 million, respectively.  Sucampo’s net debt position at June 30, 2017 was $206.6  million, compared to $92.0 million at December 31, 2016.

Geographic Sales

  Company revenues by product type and geographic location for the three months ended June 30, 2017 and 2016 were as follows:
	Three months ended June 30, 2017			Three months ended June 30, 2016
(In thousands)	USA	Japan	Total	USA	Japan	Total

AMITIZA Product sales	13,516	18,615	32,131	12,375	14,626	27,001
AMITIZA Royalty	20,562	-	20,562	18,735	-	18,735
Rescula Product Sales	(1)	2,105	2,104	2	1,385	1,387
Total	34,077	20,720	54,797	31,112	16,011	47,123

Guidance

Sucampo today reiterated its guidance for the full year ending December 31, 2017.  Sucampo expects total revenue of $220.0 million to $230.0 million, adjusted net income of $56.0 million to $66.0 million, adjusted EPS of $1.00 to $1.10, adjusted EBITDA of $109.0 million to $119.0 million and free cash flow of $86.0 million to $96.0 million.

Certain prior year non-GAAP amounts have been reclassified for consistency with the current period- adjusted presentation. These reclassifications had no effect on the reported results of operations. A reconciliation of GAAP Net Income to Adjusted Net Income and GAAP Net Income to Adjusted EBITDA, the most directly comparable GAAP financial measure, is included in the tables below.

	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
Adjusted Net Income:
GAAP net loss	(181,167)	(832)
Amortization intangibles	6,753	6,334
Inventory step-up adjustment	-	6,303
R&D License Option Expense	4,500	-
Restructuring costs	189	1,504
One-time severance payments	984	-
Acquisition and integration related expenses	1,111	1,105
Acquired in-process research and development	186,603	-
Amortization of debt financing costs	477	889
Foreign currency effect	511	2,658
Tax effect on adjustments	(3,500)	(7,641)
Total Non-GAAP Adjustments	197,628	11,152
Adjusted Net Income	16,461	10,320

GAAP Weighted Average Shares - Dilutive	46,195	42,759
Adjusted Weighted Average Shares - Diluted	64,697	42,759
GAAP Net Income per Share - Diluted	(3.92)	(0.02)
Adjusted Net Income per Share - Diluted	0.28	0.24

	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
GAAP net loss	(181,167)	(832)
Adjustments:
Taxes	1,940	(51)
Interest expense	2,916	5,972
Interest income	-	(10)
Depreciation	222	205
Amortization intangibles	6,753	6,334
Inventory step-up adjustment	-	6,303
EBITDA	(169,336)	17,921
Non-GAAP Adjustments:
Share Based Compensation	2,849	1,783
Restructuring costs	189	1,504
One-time severance payments	984	-
Acquired in-process research and development	186,603	-
Acquisition and integration related expenses	1,111	1,105
R&D License Option Expense	4,500	-
Foreign currency effect	511	2,658
Total Non-GAAP Adjustments	196,747	7,050
Adjusted EBITDA	27,411	24,971

 Non-GAAP Financial Measures

This press release contains four financial metrics (Adjusted Net Income, EBITDA, Adjusted EBITDA and Free Cash Flow) that are considered “non-GAAP” financial metrics under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial metrics should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The company’s definition of these non-GAAP metrics may differ from similarly titled metrics used by others. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes amortization of acquired intangibles, inventory step-up adjustment, R&D License Option Expense, restructuring costs, one-time severance payments, acquisition and integration related expenses, acquired in-process Research and Development, amortization of debt financing costs, foreign currency effect and the tax impact of these adjustments. EBITDA reflects net income excluding the impact of provision for income taxes, interest expense, interest income, depreciation, amortization of acquired intangibles and inventory step-up adjustments. Adjusted EBITDA reflects EBITDA and adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes share based compensation expense, restructuring costs, one-time severance payments, acquired in-process Research and Development, acquisition and integration related expenses, R&D license option expense, and foreign currency effect.  Free cash flow reflects net cash provided by operating activities less expenditures made for property and equipment. The company views these non-GAAP financial metrics as a means to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results and comparison to competitors’ operating results. These non-GAAP financial metrics reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the company’s business.

The determination of the amounts that are excluded from these non-GAAP financial metrics is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial metrics exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly-filed reports in their entirety.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today, Wednesday, August 2, 2017 at 8:30 am ET.  Conference call and Webcast participation details are as follows:
Dial-in number: 888-636-8238 (domestic) or 484-747-6635 (international)
Passcode: 53377840
Webcast link: http://www.sucampo.com/investors/events-presentations/

Conference call replay:
Dates: Starting at 11:30 AM ET, August 2, 2017, a replay of the teleconference and webcast will be available
Dial-in number: 855-859-2056 (domestic) or 404-537-3406 (international)
Passcode: 53377840
Webcast link: http://www.sucampo.com/investors/events-presentations/; then click ‘Archived Events’

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. and Israel for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. and Israel for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About RESCULA®

Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan for the treatment of glaucoma and ocular hypertension.  RESCULA is marketed in Japan by Santen Pharmaceutical Co., Ltd. (Santen).  We acquired RESCULA as part of the acquisition of R-Tech Ueno in 2015.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of highly specialized medicines.  Sucampo has a late-stage pipeline of product candidates in clinical development for orphan disease areas, including VTS-270, a 2-hydroxypropyl-beta-cyclodextrin product with a specific compositional fingerprint that has been granted orphan designation in the U.S. and Europe and is in a pivotal Phase 2b/3 clinical trial for the treatment of Niemann-Pick Disease Type C-1, a rare progressive genetic disorder.  VTS-270 also has been granted breakthrough therapy designation in the U.S.  Sucampo has an exclusive option for the North American rights to CPP-1x/sulindac, which is in Phase 3 development for the treatment of familial adenomatous polyposis and has been granted orphan drug designation in the U.S. The company has two marketed products – AMITIZA and RESCULA. For more information, please visit www.sucampo.com. The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding financial results, product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; Sucampo’s ability to successfully integrate the operations of acquired businesses; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the effects of competitive products on Sucampo’s products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 8, 2017, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)
	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$84,734	$198,308
Product royalties receivable	20,552	26,261
Accounts receivable, net	19,812	42,998
Restricted cash	213	213
Inventories, net	23,098	23,468
Prepaid expenses and other current assets	16,726	15,984
Total current assets	165,135	307,232
Investments, non-current	5,619	5,495
Property and equipment, net	5,880	6,216
Intangible assets, net	114,629	128,134
Goodwill	73,022	73,022
Other assets	798	752
Total assets	$365,083	$520,851

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,171	$9,190
Accrued expenses	12,265	12,389
Accrued interest	425	129
Deferred revenue, current	177	1,315
Income tax payable	4,381	7,153
Other current liabilities	3,692	2,175
Total current liabilities	32,111	32,351

Notes payable, non-current	291,456	290,516
Deferred revenue, non-current	2,783	805
Deferred tax liability, net	2,995	21,289
Other liabilities	9,390	8,791
Total liabilities	338,735	353,752

Preferred stock, $0.01 par value; 5,000,000 shares authorized at June 30, 2017 and December 31,
2016; no shares issued and outstanding at June 30, 2017 and December 31, 2016	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at June 30, 2017
and December 31, 2016; 46,552,462 and 46,415,749 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	464	464
Class B common stock, $0.01 par value; 75,000,000 shares authorized at June 30, 2017 and
December 31, 2016; no shares issued and outstanding at June 30, 2017 and December 31, 2016	-	-
Additional paid-in capital	127,208	120,251
Accumulated other comprehensive income	54,434	54,527
Treasury stock, at cost; 227,266 and 3,009,942 shares at June 30, 2017	(4,018)	(46,269)
(Accumulated deficit) retained earnings	(151,740)	38,126
Total stockholders' equity	26,348	167,099
Total liabilities and stockholders' equity	$365,083	$520,851

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Product royalty revenue	$20,562	$18,735	$38,997	$35,451
Product sales revenue	34,237	28,389	68,391	54,984
Research and development revenue	5,051	3,369	8,499	6,799
Contract and collaboration revenue	46	1,458	292	1,925
Total revenues	59,896	51,951	116,179	99,159

Costs and expenses:
Costs of goods sold	17,035	20,354	33,918	43,692
Research and development	19,099	10,933	29,432	25,604
Acquired in-process research and development	186,603	-	186,603	-
General and administrative	11,583	12,423	29,274	21,350
Selling and marketing	1,411	623	1,927	1,398
Total costs and expenses	235,731	44,333	281,154	92,044

(Loss) income from operations	(175,835)	7,618	(164,975)	7,115
Non-operating income (expense):
Interest income	-	10	28	35
Interest expense	(2,916)	(5,972)	(5,806)	(12,242)
Other expense, net	(476)	(2,539)	(265)	(2,886)
Total non-operating expense, net	(3,392)	(8,501)	(6,043)	(15,093)

Loss before income taxes	(179,227)	(883)	(171,018)	(7,978)
Income tax (provision) benefit	(1,940)	51	(5,525)	3,089
Net loss	$(181,167)	$(832)	$(176,543)	$(4,889)

Net loss per share:
Basic and diluted	$(3.92)	$(0.02)	$(3.94)	$(0.11)
Weighted average common shares outstanding:
Basic and diluted	46,195	42,759	44,826	42,649

Comprehensive (loss) income:
Net loss	$(181,167)	$(832)	$(176,543)	$(4,889)
Other comprehensive income (expense):
Unrealized (loss) gain on pension benefit obligation, net of tax	(16)	33		25
Foreign currency translation gain (loss), net of tax	-	20,700	(77)	36,255
Comprehensive (loss) income	$(181,183)	$19,901	$(176,620)	$31,391

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com